Private & Confidential

DATED 11 JUNE 2008

SUPPLEMENTAL AGREEMENT

relating to a

Revolving Credit Facility of originally $360,000,000 provided by the banks and financial institutions listed in Schedule 1 Part (a)

BANK OF SCOTLAND plc	(1)

(formerly known as The Governor and Company of the Bank of Scotland)

and

ARIES MARITIME TRANSPORT LIMITED	(2)

NORTON ROSE

Contents

Clause		Page

1	Definitions	2

2	Agreement of Agent	3

3	Amendments to Principal Agreement	4

4	Representations and warranties	6

5	Conditions	8

6	Security Documents	9

7	Fees and expenses	10

8	Miscellaneous and notices	10

9	Applicable Law	11

Schedule 1	12

Part (a) The Banks	12

Part (b) The Co-Arrangers	14

Part (c) The Swap Banks	15

Schedule 2 Form of Supplemental Letter	16

Schedule 3	18

Form of Mortgage Addendum	18

THIS SUPPLEMENTAL AGREEMENT is dated 11 June 2008, and made BETWEEN:

(1)	ARIES MARITIME TRANSPORT LIMITED, a company incorporated in Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda HM EX (the “Borrower”);

(2)
BANK OF SCOTLAND plc (formerly The Governor and Company of the Bank of Scotland) acting for the purposes of this Agreement through its office at Marine Finance, 2nd Floor Pentland House, 8 Lochside Avenue, Edinburgh, Scotland EH12 9DJ (the “Agent”) in its capacity as Agent, security agent and trustee for the Finance Parties.

WHEREAS:

(A)
this Agreement is supplemental to a facility agreement dated 3 April 2006 (the “Original Agreement”) and made between (1) the Borrower (2) the banks and financial institutions as set out in Schedule 1 part (a) of this Agreement and Schedule 1 part 1 of the Principal Agreement (the “Banks”), (3) Bank of Scotland plc and Nordea Bank Finland plc as joint lead arrangers (the “Arrangers”) (4) the banks and financial institutions as set out in Schedule 1 part (b) of this Agreement and Schedule 1 part 3 to the Principal Agreement in their capacity as co-arrangers (the “Co-Arrangers”), (5) the banks and financial institutions as set out in Schedule 1 part (c) of this Agreement and Schedule 1 part 2 to the Principal Agreement in their capacity as swap banks (the “Swap Banks”) and (6) the Agent (and together with the Banks, the Arrangers, the Co-Arrangers and the Swap Banks, the “Finance Parties” and each a “Finance Party”) as agent, security agent and trustee on behalf of the Finance Parties, pursuant to which the Banks agreed to make available to the Borrower upon the terms and conditions therein the aggregate sum of up to three hundred and sixty million Dollars ($360,000,000) (the “Loan”) as supplemented and amended by a first supplemental agreement dated 24 August 2006 (the “First Supplemental Agreement”), a second supplemental agreement dated 23 January 2007 (the “Second Supplemental Agreement”), a third supplemental agreement dated 2 March 2007 (the “Third Supplemental Agreement”), a fourth supplemental agreement dated 1 August 2007 (the “Fourth Supplemental Agreement”) and a side letter dated 3 August 2007 (the “Side Letter”) each made between the Borrower and the Agent (acting as Agent, security agent and trustee for the Finance Parties) (the Original Agreement as supplemented and amended by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement and the Side Letter, the “Principal Agreement”);

(B)	the Borrower has requested that:

(i)
there be a further relaxation of the interest coverage ratio set out at clause 8.7.4 of the Principal Agreement (as previously amended pursuant to the Third Supplemental Agreement and the Side Letter dated 3 August 2007); and

(ii)	the Agent confirms its approval to the execution by:

(a)	Olympic Galaxy Shipping Ltd. of a Memorandum of Agreement dated 8 March 2008 pursuant to which it has agreed to sell its Marshall Islands flag vessel m.v. “ENERGY 1” to Blunt Capital Corp.; and

(b)	Dynamic Maritime Company of a Memorandum of Agreement dated 8 March 2008 pursuant to which it has agreed to sell its Marshall Islands flag vessel m.v. “MSC OSLO” to Tal Overseas S.A.; and

(iii)	the Agent consents to the sale by Vintage Marine S.A. of its Marshall Islands flag vessel m.t. “ARIUS” to T. Klaveness Shipping A.S. or a company to be nominated by T. Klaveness Shipping A.S.

and this Agreement sets out the terms and conditions upon which the Agent (in its capacity as Agent, security agent and trustee for the Finance Parties) shall, at the request of the Borrower, agree to such revision and approve and consent or (as the context may require) confirm its approval and consent to the sale of the Relevant Ships by the Relevant Owners.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Effective Date” means the date on which the Agent notifies the Borrower in writing that the Agent has received the documents and evidence specified in clause 5 in a form and substance satisfactory to it;

“Mortgage Addendum” means the addendum executed or (as the context may require) to be executed by each Owner in favour of the Agent in the form set out in schedule 3 (being supplemental to each first preferred Marshall Islands mortgage) executed by each relevant Owner in favour of the Agent over its Ship (collectively the “Mortgage Addenda”);

“Relevant Documents” means this Agreement, the Mortgage Addenda and the Supplemental Letters;

“Relevant Owners” means Olympic Galaxy Shipping Ltd., Dynamic Maritime Company Ltd. and Vintage Marine S.A. or where the context so requires or permits, means any or all of them;

“Relevant Parties” means the Borrower, each Owner, any Manager and any other Security Party or where the context so requires or permits, means any or all of them; and

“Relevant Ships” means m.v. “ENERGY 1”, m.v. “MSC OSLO” and m.t. “ARIUS” or where the context so requires or permits, means any or all of them;

“Supplemental Letters” means the letters supplemental to the Security Documents executed or (as the context may require) to be executed by the Security Parties who are not party to this Agreement in favour of the Agent in the form set out in Schedule 2.

1.3	Principal Agreement

References in the Original Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Agreement as supplemented and amended by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Side Letter and this Agreement and words such as “herein”, “hereof’, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

Clause 1.4 of the Original Agreement shall apply to this agreement (mutatis mutandis) as if set out herein and as if references therein to “this Agreement” were references to this Agreement.

2	Agreement of Agent

2.1	Agreement

The Agent, relying upon the representations and warranties on the part of the Borrower contained in clause 4 and the other terms and conditions of this Agreement and subject to the amendment of the Principal Agreement as set out in clause 3, hereby:

(a)
agrees to a further relaxation of the interest coverage ratio set out at clause 8.7.4 of the Principal Agreement (as previously amended pursuant to the Third Supplemental Agreement and the Side Letter); and

(b)	confirms its approval to the execution by:

(i)	Olympic Galaxy Shipping Ltd. of a Memorandum of Agreement dated 8 March 2008 pursuant to which it has agreed to sell its Marshall Islands flag vessel m.v. “ENERGY 1” to Blunt Capital Corp.; and

(ii)	Dynamic Maritime Company Ltd. of a Memorandum of Agreement dated 8 March 2008 pursuant to which it has agreed to sell its Marshall Islands flag vessel m.v. “MSC OSLO” to Tal Overseas S.A.; and

(c)	consents to the sale by Vintage Marine S.A. of its Marshall Islands flag vessel m.t. “ARIUS” to T. Klaveness Shipping A.S. or a company to be nominated by T. Klaveness Shipping A.S.

3	Amendments to Principal Agreement

3.1	Amendments

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Borrower and each of the Finance Parties, party thereto upon such terms as so amended):

3.1.1	The definition of “Margin” in clause 1.2 of the Principal Agreement shall be deleted and replaced with the following:

“Margin” means subject to the proviso hereto the margin listed in the following table which shall be adjusted, to the extent that this may be necessary, on the basis of the most recent Compliance Certificate with effect from the next following date upon which interest is payable pursuant to clause 3.1. In the event of the Borrower failing to provide a Compliance Certificate pursuant to clause 8.7.7 the margin shall be 1.75% per annum.

Corporate Leverage	Margin
< 50%	1.125% per annum
> 50% but < 60%	1.250% per annum
> 60% but < 65%	1.375% per annum
> 65%	1.500% per annum

Where:

“Corporate Leverage” means, at any time in respect of the Borrower’s Group, the ratio of outstanding Total Liabilities divided by the Total Assets, the latter adjusted by the Agent for the difference between Fleet Market Value and Fleet Book Value

Provided always that for any period during which the Borrower fails to maintain a ratio of EBITDA to interest payable on a trailing four (4) Financial Quarter basis of not less than 3.00 to 1.00 (determined in accordance with the definitions set out at clause 8.6 of the Principal Agreement) the Margin shall be 1.75% per annum from the commencement of the Relevant Period (as defined in clause 8.6) during which the Borrower failed to maintain the said ratio.

3.1.2
the following definitions contained in clause 8.6 of the Principal Agreement shall be deleted and the following new definitions be deemed to be inserted in their place as of, and with effect from, 31 December 2007:

“Current Assets” means, at any time in respect of the Borrower’s Group, the amount of current assets of the Borrower’s Group on a consolidated basis which would be included as current assets in a consolidated balance sheet of the Borrower’s Group in accordance with GAAP drawn up at such time together with such amount of Cash and Cash Equivalent Investments forming part of the Minimum Liquidity and/or the Retention Amount (but always excluding any current assets arising from Derivative Financial Instruments) which may be disregarded from the current assets in a consolidated balance sheet of the Borrower’s Group but excluding the value of any Ship(s) which the Borrower’s Group has committed to sell in accordance with any valid and effective sale and purchase agreement(s);

“Current Liabilities” means, at any time in respect of the Borrower’s Group, the amount of current liabilities of the Borrower’s Group on a consolidated basis which would be included as current liabilities in the consolidated balance sheet of the Borrower’s Group in accordance with GAAP drawn up at such time excluding Deferred Revenue and Loan Prepayment and all current liabilities arising from Derivative Financial Instruments;

and the following new definition shall be deemed to be added as of, and with effect from, 31 December 2007:

“Loan Prepayment” means any voluntary and/or mandatory prepayment of any part of the Loan resulting from the sale of any of the Ships;

3.1.3	clause 8.7.4 of the Principal Agreement shall be deleted and the following new clause inserted in its place:

8.7.4 Interest Coverage

subject to the proviso hereto maintain a ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter basis of not less than 3.00 to 1.00 provided that with respect to the interest coverage calculations to be made on the Financial Quarter Days:

(a)	ending on 31 December 2007, 31 March 2008 and 30 June 2008 the aforesaid ratio shall be not less than 2.25 to 1.00; and

(b)	ending on 30 September 2008 the aforesaid ratio shall be not less than 2.75 to 1.00.

For the avoidance of doubt the aforesaid ratio shall revert to not less than 3.00 to 1.00 by the Financial Quarter Day ending on 31 December 2008 and shall remain at not less than 3.00 to 1.00 for the rest of the Security Period.

3.1.4	The Commitment shall as from 3 April 2008 be reduced from three hundred and sixty million Dollars ($360,000,000) to two hundred and ninety million Dollars ($290,000,000).

3.1.5
The Borrower shall in no circumstances whatsoever declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders for the Financial Quarter (as defined in clause 8.6 of the Principal Agreement) ended on 31 December 2007.

3.1.6
From the date of this Agreement until 31 December 2008 any and all requests by the Borrower made pursuant to sub-clauses 8.3.5, 8.3.7 and 8.3.8 of the Principal Agreement as supplemented and amended by this Agreement shall be subject to the unanimous approval of all the Banks.

3.2	Sale of Ships

3.2.1
In consideration of the Agent’s agreement contained in clause 2.1 the Borrower has agreed with the Agent that on or before 30 June 2008 (for the purposes of this clause 3.2.1 the “Prepayment Period”) the Borrower shall make a prepayment of the Loan so that the Loan shall be reduced from two hundred and eighty four million eight hundred thousand Dollars ($284,800,000) to two hundred million Dollars ($200,000,000). The reduction of the Loan shall be achieved by the Borrower procuring the sale of the Relevant Ships and other Ships by the Relevant Owners and other Owners and the application of the entire sale proceeds of the Relevant Ships and other Ships in prepayment of the Loan. In the event that any such sale of a Relevant Ship or other Ship is not completed by the expiry of the Prepayment Period the Agent may, in its sole and absolute discretion and to the extent that the Agent is satisfied that the Relevant Ship or other Ship is subject to a legally binding Memorandum of Agreement in a form and substance acceptable to the Agent, extend the Prepayment Period by up to three (3) months.

3.2.2	For the avoidance of doubt and not withstanding the provisions of clause 3.2.1 the Borrower shall procure and ensure that:

(a)	under no circumstances shall any Owner bind itself in any way to sell its Ship and/or enter into any agreement for the sale of its Ship without the prior written consent of the Arrangers; and

(b)	the entire sale proceeds of each of the Relevant Ships and any other Ships to be sold by an Owner in order to satisfy the provisions of clause 3.2.1 shall be applied in full in prepayment of the Loan.

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

The Borrower represents and warrants to the Agent and the other Finance Parties that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date (and so that the representation and warranty set out in clause 7.1.9 of the Principal Agreement shall refer to the latest audited financial statements delivered under clause 8.1.5 of the Principal Agreement;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of their respective documents of incorporation or other constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

save for the registration of the Mortgage Addenda through the Corporate and Maritime Administrator of the Republic of the Marshall Islands it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents (other than the Mortgage Addenda) and the choice of the laws of the Marshall Islands to govern the Mortgage Addenda and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in this Agreement and clause 7 of the Principal Agreement shall be deemed to be repeated by the Borrower on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Agent referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the following conditions precedent in a form and substance satisfactory to the Agent in its sole discretion:

5.1.1	the Supplemental Letters duly executed;

5.1.2	evidence as to the due authority of the person(s) executing this Agreement and the Supplemental Letters;

5.1.3	evidence that the Borrower has properly and validly executed this Agreement and that the provisions of this Agreement are binding upon it;

5.1.4
evidence that each Security Party has properly and validly executed a Supplemental Letter in relation to those Security Documents to which it is a party and that the provisions of the relevant Supplemental Letter are binding upon it;

5.1.5
evidence that the Borrower and each of the other Security Parties have obtained all consents and authorisations necessary to enable each of them to enter into this Agreement (in the case of the Borrower) and the Supplemental Letters (in the case of the Security Parties) and all documents and other instruments to be executed by each of them in connection therewith or pursuant thereto;

5.1.6	evidence that the Borrower, each Owner and the Manager are in good standing under the laws of their respective places of incorporation;

5.1.7
evidence that the Mortgage Addenda have been properly and validly executed and registered against each of the Ships through the Maritime and Corporate Administrator of the Republic of the Marshall Islands;

5.1.8	legal opinions in relation to the laws of the Marshall Islands and the laws of Bermuda each in favour of the Agent confirming (inter alia) the due execution of each of the Relevant Documents;

5.1.9	the Memorandum of Agreement relating to each of the Relevant Ships;

5.1.10
evidence that each Relevant Owner and each buyer party to a Memorandum of Agreement referred to at clause 5.1.9 have properly and validly executed the said Memorandum of Agreement and that the said Memorandum of Agreement is binding upon each of them; and

5.1.11	an original or certified true copy of a letter from the Borrower’s agent for receipt of service of proceedings accepting its appointment under this Agreement as the Borrower’s process agent.

5.2	General conditions precedent

The agreement of the Agent referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Agent and may be waived by the Agent in whole or in part with or without conditions.

6	Security Documents

The Borrower further acknowledges and agrees, for the avoidance of doubt, that:

6.1.1
each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement; and

6.1.2
with effect from the Effective Date, references to “the Agreement” or “the Facility Agreement” in any of the other Security Documents to which it is a party shall henceforth be a reference to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended.

7	Fees and expenses

7.1	Fee

The Borrower agrees to pay to the Agent, on the date of this Agreement, an amendment fee of three hundred and sixty two thousand five hundred Dollars ($362,500) to be distributed between the Banks in the same manner as commitment commission;

7.2	Expenses

The Borrower agrees to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Agent:

7.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement or the other Relevant Documents;

7.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.3	Value Added Tax

All fees and expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.4	Stamp and other duties

The Borrower agrees to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Agent) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 17.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Applicable law

9.1	Law

This Agreement is governed by and shall be construed in accordance with English law.

9.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Agent, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Seabreeze (UK) Limited at present of Hampton House, 20 Albert Embankment, London SE1 7TJ, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Agent and/or the other Finance Parties to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Agent and/or the Finance Parties or any of them arising out of or in connection with this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

Part (a)

The Banks

Name	Address and fax
Bank of Scotland plc	2nd Floor, Pentland House 8 Lochside Avenue Edinburgh EH12 9DJ Scotland Fax: +44 131 659 0387

Nordea Bank Finland plc, London Branch	8th Floor City Place House 55 Basinghall Street London EC2V 5HB England Fax: +44 207 726 9188

HSH Nordbank AG	HSH Nordbank AG Gerhart - Hauptmann-Platz 50 20095 Hamburg Germany Fax: +49 40 3333 34118

The Governor and Company of the Bank of Ireland	Lower Baggot Street Dublin 2 Ireland Fax: +353 1 611 5411 Att:John Hartigan

Sumitomo Mitsui Banking Corporation, Brussels Branch
Avenue des Arts 58
Box 18
1000 Brussels, Belgium
Fax: +44 (0)207 786 1569
Att: European Loan Operations Email:lesley_kelly@gb.smbcgroup.com,
ainsley_bastick@gb.smbcgroup.com
with copy to
Fax: +32 2 5131601

Name	Address and fax
Att: Jean-Luc Renard Email: jean-luc_renard@be.smbcgroup.com

Bayerische Hypo- and Vereinsbank AG	Kardinal-Faulhaber-Str.1 80311 Miinchen acting through its office at Alter Wall 22 20457 Hamburg Germany Fax: +49 40 3692 3696

Commerzbank Aktiengesellschaft	Hamburg Branch Ness 7-9, D-20457 Hamburg Germany Fax: +49 (0)40 3683 2049 Att: Bjorn Brandmahl Email: bjoern.brandmaehl@commerzbank.com

General Electric Capital Corporation	c/o GE Transportation Finance 201 High Ridge Road Stamford, Connecticut 06927 USA Fax: +1 203 585 0597

Natixis (formerly known as Natexis Banques Populaires)	68/67 Quai de la Rapee 75012 Paris France Fax: +33 1 58 19 36 72/ 60 Att: Amelie Zucchi and Didier Berger Email: amelie.zucchi@natixis.fr / didier.berger@natixis.fr

Swedbank AB (Publ)	Brunkebergstorg 8 Swedbank Shipping E421 SE-105 34 Stockholm Sweden Fax: +46 8 723 7150 Att: Dagobert Billsten and/or Karin Nilsson Email: dagobert.billsten@swedbank.se / karin.nilsson@swedbank.se

Part (b)

The Co-Arrangers

Name	Address and fax
The Governor and Company of the Bank of Ireland	Lower Baggot Street Dublin 2 Ireland Fax: +353 1 604 4796 Att: Ann Marie Dodd Email: annmarie.dodd@boimail.com

HSH Nordbank AG	HSH Nordbank AG Gerhart - Hauptmann-Platz 50 20095 Hamburg Germany Fax: +49 40 3333 34118

Sumitomo Mitsui Banking Corporation, Brussels Branch
Avenue des Arts 58
Box 18
1000 Brussels, Belgium

Fax: +44 (0)207 786 1569
Att: European Loan Operations
Email: lesley_kelly@gb.smbcgroup.com,
ainsley_bastick@gb.smbcgroup.com

with copy to
Fax: +32 2 5131601
Att: Jean-Luc Renard
Emailjean-luc_renard@ be.smbcgroup.com

Part (c)

The Swap Banks

Name	Address and fax
Bank of Scotland plc	2nd Floor, Pentland House 8 Lochside Avenue Edinburgh EH12 9DJ Scotland Fax: +44 131 659 0387

HBOS Treasury Services plc	33 Old Broad Street London EC2N 1HZ England Fax: +44 20 7574 8133

Nordea Bank Finland plc, London Branch	8th Floor City Place House 55 Basinghall Street London EC2V 5HB England Fax: +44 207 726 9188

The Governor and Company of the Bank of Ireland	Lower Baggot Street Dublin 2 Ireland Fax: +353 1 604 4796 Att: Ann Marie Dodd Email: annmarie.dodd@boimail.com

HSH Nordbank AG	HSH Nordbank AG Gerhart - Hauptmann-Platz 50 20095 Hamburg Germany Fax: +49 40 3333 34118

SMBC Capital Markets, Inc.	277 Park Avenue, 5th Floor New York, NY 10172 USA Fax : +1 212 224 4948

Schedule 2

Form of Supplemental Letter

To:	Bank of Scotland plc
Marine Finance
2nd Floor
Pentland House
8 Lochside Avenue
Edinburgh EH12 9DJ
2008

Dear Sirs,

Facility Agreement dated 3 April 2006 and made between Aries Maritime Transport Limited and Bank of Scotland plc relating to a Revolving Credit Facility of up to US$360,000,000 as supplemented and amended from time to time (the “Principal Agreement”)

We refer to the supplemental agreement dated [•] 2008 (the “Supplemental Agreement”) made between (1) Aries Maritime Transport Limited (the “Borrower”) and (2) Bank of Scotland plc (the “Agent” acting as security agent and trustee for the Finance Parties) pursuant to which the terms of the Principal Agreement were supplemented and amended, a copy of which Supplemental Agreement is attached to this letter.

Words and expressions defined in the Supplemental Agreement shall, unless otherwise defined herein, have the same meaning when used in this letter.

We hereby confirm that we have reviewed the terms of the Supplemental Agreement and consent to the amendments to the Principal Agreement contained in the Supplemental Agreement and agree that:

(a)
the Security Documents (as defined in the Loan Agreement) to which we are a party, and our obligations thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Principal Agreement contained in the Supplemental Agreement and/or the sale of any of the Relevant Ships or any other Ships as envisaged in clause 3.2.1 of the Supplemental Agreement; and

(b)
with effect from the date upon which the conditions set out in clause 5 of the Supplemental Agreement have been satisfied, references in the Security Documents to which we are a party to “the Agreement” or “the Facility Agreement” shall henceforth be references to the Principal Agreement as amended and supplemented by the Supplemental Agreement and as from time to time hereafter amended and shall also be deemed to include the Supplemental Agreement, any applicable Mortgage Addendum and the obligations of the Borrower thereunder.

Without prejudice to the generality of the foregoing we confirm that we are fully aware of the Borrower’s obligation to reduce the Loan in accordance with the provisions of clause 3.2.1 of the Supplemental Agreement and of the fact that certain of the Ships will need to be sold and we hereby consent and agree to any such sale(s).

This letter is executed as a Deed and is governed by and shall be construed in accordance with English law.

SIGNED, SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
[ALL OTHER SECURITY PARTIES]	)	…………………
pursuant to board resolutions	)	Attorney-in-fact
dated 2008)
in the presence of:	)

…………………………. Witness Name: Address: Occupation:

Schedule 3

Form of Mortgage Addendum

ADDENDUM TO

FIRST PREFERRED SHIP MORTGAGE

<VESSEL NAME>

THIS ADDENDUM dated May      , 2008 to First Preferred Ship Mortgage dated <Mortgage Date>

BETWEEN:

(1)
<OWNER NAME>, a company duly existing in accordance with the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the “Owner”);

AND:

(2)
BANK OF SCOTLAND plc (formerly The Governor and Company of the Bank of Scotland), acting for the purposes of this Addendum through its office at Marine Finance, 2nd Floor Pentland House, 8 Lochside Avenue, Edinburgh, Scotland, EH12 9DJ (the "Mortgagee") as security agent and trustee for the benefit of itself and each of the other Finance Parties (as defined in the Mortgage defined below.

WHEREAS:

(A)
The Owner granted a First Preferred Ship Mortgage dated <Mortgage Date> on its Marshall Islands flag vessel, <VESSEL NAME>, Official Number <Official Number>, which was recorded on <Date Recorded> with the Maritime Administrator of the Marshall Islands in Book PM <Book>, Page , at <Time with am pm>, <Time Zone>. (the “Mortgage,” unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Mortgage).

(B)
The Borrower, the Mortgagee (acting as Agent, security agent and trustee for the Finance Parties) and others entered into a Facility Agreement on April 3, 2006, which was supplemented and amended by a first supplemental agreement dated 24 August 2006 in the form annexed hereto as Schedule 4 (the “First Supplemental Agreement”), a second supplemental agreement dated 23 January 2007 in the form annexed hereto as Schedule 5 (the “Second Supplemental Agreement”), a third supplemental agreement dated 2 March 2007 in the form (excluding schedules) annexed hereto as Schedule 6 (the “Third Supplemental Agreement”), a fourth supplemental agreement dated 1 August 2007 in the form annexed hereto as Schedule 7 (the “Fourth Supplemental Agreement”), a side letter dated 3 August 2007 in the form annexed hereto as Schedule 8 (the “Side Letter”) and a fifth supplemental agreement dated the date hereof in the form annexed hereto as Schedule 9 (the “Fifth Supplemental Agreement”) each made between the Borrower and the Mortgagee (acting as Agent, security agent and trustee for the Finance Parties).

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(C)	It is a condition to the effectiveness of the Fifth Supplemental Agreement that the Owner grants this Addendum to the Mortgage.

NOW, IT IS HEREBY WITNESSED AND AGREED:

1.	AMENDMENTS TO MORTGAGE

1.1	The address of the Mortgagee is hereby amended to Marine Finance, 2nd Floor Pentland House, 8 Lochside Avenue, Edinburgh, Scotland EH12 9DJ.

1.2
The term “Facility Agreement” wherever it appears in the Mortgage shall mean the Facility Agreement as amended and supplemented by the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Side Letter and the Fifth Supplemental Agreement.

1.3	Each of Schedules 4 through 9 inclusive annexed hereto are added as Schedules 4 through 9 to the Mortgage.

1.4	The term “Mortgage” and “this Mortgage” wherever they appear in the Mortgage, shall mean the Mortgage as amended by this Addendum.

1.5	With reference to Section 5.1.21 of the Mortgage, the text of the Notice of Mortgage set forth therein is hereby amended to read in its entirety as follows:

“NOTICE OF MORTGAGE

This Vessel is covered by a First Preferred Mortgage, as at any time amended, to BANK OF SCOTLAND plc whose address is Marine Finance, 2nd Floor Pentland House, 8 Lochside Avenue, Edinburgh, Scotland EH12 9DJ (as security agent and trustee on behalf of the syndicate of banks and financial institutions and other ancillary parties) under authority of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands as amended. Under the terms of the said Mortgage neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage”

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1.6	Except as amended herein, all terms and provisions of the Mortgage shall remain in full force and effect.

2.	RECORDING OF THIS ADDENDUM

For the purposes of recording this Addendum as required under Section 302 of the Marshall Islands Maritime Act 1990 as amended, the maximum amount that may be outstanding at any one time is three hundred ninety eight million Dollars ($398,000,000) (of which amount two hundred ninety million Dollars ($290,000,000) represents the Loan and one hundred and eight million Dollars ($108,000,000 represents the Master Swap Agreement Liabilities) and interest and performance of mortgage covenants. The date of maturity with respect to the Loan is April 3, 2011, and the maturity date with respect to the Master Swap Agreement Liabilities is on demand. The discharge amount is the same as the total amount, except that for property other than a “vessel”, if any should be determined to be covered by this Mortgage, the discharge amount is zero point zero one per centum (0.01%) of the total amount.

IN WITNESS whereof the Owner and Mortgagee have caused this Addendum to be executed by their respective duly authorised representatives on the date set forth above.

<OWNER NAME>	BANK OF SCOTLAND plc
By	By
Name:	Name:
Title:	Title:

ACKNOWLEDGEMENT OF OWNER

STATE OF ___________	)
) ss.:
COUNTY OF _________	)

On the _____ day of May, 2008, before me, the undersigned, personally appeared __________________________________, personally known to me or proved to me on the basis of satisfactory evidence, to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed this instrument.

Notary Public/Special Agent

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ACKNOWLEDGEMENT OF MORTGAGEE

STATE OF ___________	)
) ss.:
COUNTY OF _________	)

On the _____ day of May, 2008, before me, the undersigned, personally appeared _________________________________, personally known to me or proved to me on the basis of satisfactory evidence, to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed this instrument, and further confirmed to me that the mortgagee originally named in the Mortgage, The Governor and Company of the Bank of Scotland, is now known as Bank of Scotland plc.

Notary Public/Special Agent

Schedule 4 — First Supplemental Agreement
Schedule 5 — Second Supplemental Agreement
Schedule 6 — Third Supplemental Agreement
Schedule 7 — Fourth Supplemental Agreement
Schedule 8 — Side Letter
Schedule 9 — Fifth Supplemental Agreement

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SIGNED by	)
ARIES MARITIME TRANSPORT LIMITED	)
by	)
its duly authorised attorney-in-fact	)
pursuant to a power of attorney	)	……………………….
dated 5th May, 2008)		Attorney-in-fact

SIGNED by	)
BANK OF SCOTLAND plc	)
as agent, security agent and trustee on	)
behalf of the Finance Parties	)
by	)	………………………................
AUTHORIZED SIGNATORY	)	AUTHORIZED SIGNATORY

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LETTER AGREEMENT

Aries Maritime Transport Limited
c/o Magnus Carriers Corporation
18 Zerva Nap. Str.
166 75 Glyfada
GREECE
Attn: Mr Ioannis Makris - Chief Financial Officer

FAX NO: 00 30210 898 3788

20 June 2008
Dear Sirs,

Revolving Credit Facility of originally US$360,000,000 dated 3 April 2006 between Arles Maritime Transport Limited and the Finance Parties (as supplemented and amended)

We refer to the letter of Mons Bolin dated 10 June 2008 requesting the Bank’s approval for a two month extension to the “Prepayment Period” (as defined in clause 3.2.1 of the supplemental agreement dated 11 June 2008 (the “Supplemental Agreement”) a copy of which is annexed to this letter).

Following consultation with the Banks, please be informed that consent was obtained to the extension of the Prepayment Period until 31  August 2008 subject to all other terms of the Supplemental Agreement (including without limitation the other provisions of clause 3.2.1 of the Supplemental Agreement) remaining unchanged and in full force and effect.

For the avoidance of doubt, clause 3.2.1 of the Supplemental Agreement shall now read as follows:

“In consideration of the Agent’s agreement contained in clause 2.1 the Borrower has agreed with the Agent that on or before 31 August 2008 (for the purposes of this clause 3.2.1 the “Prepayment Period”) the Borrower shall make a prepayment of the Loan so that the Loan shall be reduced from two hundred and eighty four million eight hundred thousand Dollars ($284,800,000) to two hundred million Dollars ($200,000,000). The reduction of the Loan shall be achieved by the Borrower procuring the sale of the Relevant Ships and other Ships by the Relevant Owners and other Owners and the application of the entire sale proceeds of the Relevant Ships and other Ships in prepayment of the Loan. In the event that any such sale of a Relevant Ship or other Ship is not completed by the expiry of the Prepayment Period the Agent may, in its sole and absolute discretion and to the extent that the Agent is satisfied that the Relevant Ship or other Ship is subject to a legally binding Memorandum of Agreement in a form and substance acceptable to the Agent, extend the Prepayment Period up until 30 September 2008.”

Please confirm your agreement to the provisions of this letter and in particular your acceptance of the changes made to clause 3.2.1 of the Supplemental Agreement by signing and returning a copy of this letter not later than 20 June 2008.

Words and expressions defined in the Supplemental Agreement shall, unless the context otherwise requires or unless defined herein, have the same meanings when used in this letter.

This letter shall be governed by and construed in accordance with the laws of England. The provisions of clause 9 of the Supplemental Agreement shall be deemed incorporated into and form part of this letter agreement.

Yours faithfully,

/s/
............................................................
For and on behalf of
BANK OF SCOTLAND plc
(as security agent and trustee for the Finance Parties)

We agree of this letter.

...........................................................
For and on behalf of
ARIESITIME TRANSPORT LIMITED